Exhibit 99.1

Fulgent Genetics Announces Increase to Full Year 2020 Guidance to $300 million

TEMPLE CITY, California – November 23, 2020 – Fulgent Genetics, Inc. (NASDAQ: FLGT) (“Fulgent Genetics” or the “company”), a technology company providing comprehensive testing solutions through its scalable technology platform, today announced that it has updated its revenue guidance for the full year 2020 due to accelerating demand for its COVID-19 testing solutions.

The company now expects to generate at least $300 million in revenue for the full year 2020, an increase of 28% compared to previous guidance of $235 million. This updated guidance represents estimated year-over-year revenue growth of more than 800%.

“Since our Q3 earnings call on November 9th, we have seen accelerating demand for our COVID-19 tests and are raising our full year revenue guidance to reflect this significant increase,” said Paul Kim, Chief Financial Officer of Fulgent Genetics. “As COVID-19 cases continue to rise across the country, we expect to see increasing demand for testing through the balance of the year. We believe we remain well positioned to meet this demand with our ample resources and capacity to run more than 60,000 tests per day.”

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About Fulgent Genetics

Fulgent Genetics’ proprietary technology platform has created a broad, flexible test menu and the ability to continually expand and improve its proprietary genetic reference library while maintaining accessible pricing, high accuracy and competitive turnaround times. Combining next generation sequencing (“NGS”) with its technology platform, the company performs full-gene sequencing with deletion/duplication analysis in an array of panels that can be tailored to meet specific customer needs. In 2019, the company launched its first patient-initiated product, Picture Genetics, a new line of at-home screening tests that combines the company’s advanced NGS solutions with actionable results and genetic counseling options for individuals. Since March 2020, the company has commercially launched several tests for the detection of SARS-CoV-2, the virus that causes the novel coronavirus (“COVID-19”), including NGS and reverse transcription polymerase chain reaction (“RT-PCR”) - based tests. The company has received Emergency Use Authorization (“EUA”) from the U.S. Food and Drug Administration (“FDA”) for the RT-PCR-based tests for the detection of SARS-CoV-2 using upper respiratory specimens (nasal, nasopharyngeal, and oropharyngeal swabs) and for the at-home testing service through Picture Genetics. A cornerstone of the company’s business is its ability to provide expansive options and flexibility for all clients’ unique testing needs through a comprehensive technology offering including cloud computing, pipeline services, record management, web portal services, clinical workflow, sequencing as a service and automated laboratory services.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: anticipated future revenue and guidance; evaluations and judgements regarding demand for the company’s testing services, including its COVID-19 testing services, evaluations and judgements regarding the company’s resources and its ability to meet any increasing demand for testing services and statements regarding the company’s ability to continue to grow its business.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the company’s future performance, and they are based on management’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the company’s business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the ongoing impacts of the COVID-19 pandemic, including the preventive public health measures that may continue to impact demand for its tests and the pandemic’s effects on the global supply chain; the market potential for, and the rate and degree of market adoption of, the company’s tests, including its newly-developed tests for COVID-19 and genetic testing generally; the company’s ability to capture a sizable share of the developing market for genetic and COVID-19 testing and to compete successfully in these markets, including its ability to continue to develop new tests that are attractive to its various customer markets, its ability to maintain turnaround times and otherwise keep pace with rapidly changing technology; the company’s ability to maintain the low internal costs of its business model, particularly as the company makes investments across its business; the company’s ability to maintain an acceptable margin on sales of its tests, particularly in light of increasing competitive pressures and other factors that may continue to reduce the company’s sale prices for and margins on its tests; risks related to volatility in the company’s results, which can fluctuate significantly from period to period; risks associated with the composition of the company’s customer base, which can fluctuate from period to period and can be comprised of a small number of customers that account for a significant portion of the company’s revenue; the company’s ability to grow and diversify its customer base and increase demand from existing and new customers; the company’s investments in its infrastructure, including its sales organization and operational capabilities, and the extent to which these investments impact the company’s business and performance and enable it to manage any growth it may experience in future periods; the company’s level of success in obtaining coverage and adequate reimbursement and collectability levels from third-party payors for its tests; the company’s level of success in establishing and obtaining the intended benefits from partnerships, joint ventures or other relationships; the company’s compliance with the various evolving and complex laws and regulations applicable to its business and its industry; risks associated with the company’s international operations; the company’s ability to protect its proprietary technology platform; and general industry, economic, political and market conditions. As a result of these risks and uncertainties, forward-looking statements should not be relied on or viewed as predictions of future events.

The forward-looking statements made in this press release speak only as of the date of this press release, and the company assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law.

The company’s reports filed with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 13, 2020 and the other reports it files from time to time, including subsequently filed quarterly and current reports, are made available on the company’s website upon their filing with the SEC. These reports contain more information about the company, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release.

Investor Relations Contacts:

The Blueshirt Group

Nicole Borsje, 415-217-2633; nicole@blueshirtgroup.com